Exhibit 99.1

Medley Capital Corporation Adds Doral Bank to its Senior Credit Facility, Increasing Commitments to $125 million

NEW YORK, NY (May 3, 2012) – Medley Capital Corporation (NYSE: MCC) (the “Company”) today announced the closing of $10 million of additional commitments to its senior secured revolving credit facility (the “Credit Facility”) led by ING Capital LLC. Doral Bank joined the lending group and committed $10 million. The Credit Facility is fully committed with $125 million of total commitments.

"We are pleased to add Doral Bank to our growing bank group" said Brook Taube, Chief Executive Officer of the Company. “We intend to utilize the additional lending commitment to grow our investment portfolio and we look forward to working with Doral Bank as we expand our business in the years ahead. Our Credit Facility is now fully committed and we appreciate the bank group’s continued support of our business.” continued Mr. Taube.

ABOUT MEDLEY CAPITAL CORPORATION

The Company is an externally-managed, non-diversified closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company's investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender targeting private debt transactions ranging in size from $10 to $50 million to borrowers principally located in North America. The Company's investment activities are managed by its investment adviser, MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

ABOUT MCC ADVISORS LLC

MCC Advisors LLC, an affiliate of Medley LLC (“Medley”), is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Medley specializes in credit investing, including direct private lending and corporate credit related strategies and provides first lien, second lien and unitranche term loans to lower middle-market and middle-market companies with an investment size between $7-50 million. Medley will support acquisition and growth financings, leveraged buyouts, management buyouts, bank debt restructurings, CAPEX, Chapter 11 exit financing and DIP financing. Medley is headquartered in New York with offices in San Francisco.

SOURCE: Medley Capital Corporation

Medley Capital Corporation

Richard Allorto, 212-759-0777